Universal Corporation Logo

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594

                                  PRESS RELEASE

                   CONTACT                                 RELEASE
             Karen M. L. Whelan                          2:30 p.m. ET
             Phone: (804) 359-9311
             Fax:   (804) 254-3594
             Email: investor@universalleaf.com

           Universal Corporation Reports Strong First Quarter Earnings
                      and Expanded Share Repurchase Program
                   Richmond, VA, October 23, 2001 / PRNEWSWIRE

      Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today at the Company's annual shareholder meeting that net income for the quarter ended September 30, 2001, was $28.3 million, or $1.04 per diluted share, compared to $25.0 million, or $.89 per diluted share, for the first quarter of fiscal year 2001. Revenues were $616 million compared to $651 million a year ago.

      Tobacco earnings were up overall in the quarter reflecting increased shipments to customers of tobaccos from Brazil, Asia, and Africa. The African shipments had been delayed from the prior year primarily due to late marketing of crops, while Brazilian shipments were earlier than usual. The benefit of these shipments was partially offset by higher costs in the United States, due to the transition from an auction system to direct contracting, as well as the reduction in income from green market services. Old crop shipments in the first quarter of cigar leaf from Brazil and Indonesia also bolstered the Company's earnings.

      Non-tobacco results also improved in the quarter. Sales volumes were maintained at good levels in our Dutch lumber and building products operations, more than offsetting a 6% appreciation of the dollar against the euro. Agri-products results were also higher as the Company's confectionery seeds and nuts and dried fruits distribution operations performed well, compensating for weaker results for rubber and tea.

      Despite the strong first quarter, management announced on September 27, 2001, its expectation that the Company would report earnings of approximately $100 million for fiscal year 2002. Higher costs continue in the United States where the transition from an auction market to direct contracting with farmers

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                                                           Universal Corporation
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has required  sufficient  staffing to participate in both systems.  In addition, the very high price of U.S. leaf has made it extremely difficult to recover all of the increased costs, particularly startup costs, emanating from the new system. Rising medical costs have also adversely affected U.S. operations.

      Another major factor in the changed earnings outlook is the reduction in crops being marketed this year from a number of important areas including Brazil, Malawi and Zimbabwe. Because of the Company's traditionally large orders in these origins, it is difficult to purchase all of its requirements when crops are reduced significantly. This year, the Company faces the unusual circumstance of smaller crops in a number of these areas at the same time. In addition, the continuing political and economic instability in Zimbabwe together with the very high prices being paid for this year's crops have reduced their attractiveness in world markets and led to the shifting of some business to other origins such as Brazil. Although the current fiscal year will be negatively impacted, the Company's Brazilian operations could see a benefit from such shifts in fiscal year 2003.

      The present outlook is for continued good performance in non-tobacco operations in fiscal year 2002. However, if the European economy weakens significantly in the aftermath of the tragic events of September 11, the Company's lumber and building products operations could be adversely affected. Also, the volatility of the dollar/euro exchange rate makes accurate projection of dollar results for these Dutch companies difficult.

      Universal is moving aggressively to deal with the inefficiencies associated with this period of far-reaching change in the U.S. tobacco market. In addition to continuing efforts to manage U.S. costs, the Company's actions include the significant investments announced this spring in new and upgraded processing facilities in North Carolina and in Danville, Virginia. The upgrade in Danville should begin to have a positive impact on U.S. operations in fiscal year 2003, and the new plant will begin operations in the following year. While smaller crops in key regions will reduce the Company's volumes in the near term, they should also lead to improved market balance over the longer term. Based on preliminary indications, management now expects larger crops to be marketed in fiscal year 2003 in both Brazil and Malawi where the Company has a significant presence.

      In addition, in response to continued strong cash flow, the Board of Directors today approved a $150 million expansion of Universal's ongoing share repurchase program. This brings the total authorization to $450 million since its inception in April 1998. Approximately 9.8 million shares have been purchased so far under this program for about $270 million. The Company has approximately 26.7 million common shares outstanding.

      Mr. Allen B. King, President and Chief Operating Officer of the Company, noted at the meeting, "The current environment continues to be extremely challenging, but we remain confident of our ability to perform successfully and to increase shareholder value in the years ahead."

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                                                           Universal Corporation
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      The Company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services, costs incurred in providing these products and services, timing of shipments to customers, changes in market structure, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the guilder (euro). Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the Company's Annual Report on Form 10-K for the year ended June 30, 2001, as filed with the Securities and Exchange Commission. For more information, visit Universal's web site at www.universalcorp.com.

     At 4:30 p.m. (Eastern Time), the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at those web sites or by dialing 888-203-1112, pass code 653237.

     Universal Corporation (UVV:NYSE) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2001, were approximately $3 billion.
      .





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
                                                                         Universal Corporation
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                                     UNIVERSAL CORPORATION
                          UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                       (Dollars in thousands, except per-share amounts)
Three Months ended September 30                                      2001              2000
---------------------------------------------------------------------------------------------
Sales and other operating revenues                                 $616,377         $650,765
Costs and expenses
   Cost of goods sold                                               499,911          537,355
   Selling, general and administrative                               61,644           61,474
                                                                   --------         --------

Operating income                                                     54,822           51,936
    Equity in pretax earnings of unconsolidated affiliates            1,313            1,349
    Interest expense                                                 13,559           14,829
                                                                   --------         --------

Income before income taxes and other items                           42,576           38,456
    Income taxes                                                     14,902           14,998
    Minority interests                                                 (655)          (1,507)
                                                                   --------         --------

Net income                                                          $28,329          $24,965
---------------------------------------------------------------------------------------------

Earnings per share                                                    $1.04            $ .89
---------------------------------------------------------------------------------------------
Diluted earnings per share                                            $1.04            $ .89
---------------------------------------------------------------------------------------------

Denominator for earnings per share
  (weighted average shares)
      Basic                                                      27,110,489       28,055,105
      Diluted                                                    27,295,943       28,060,565

See accompanying notes.

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                                                           Universal Corporation
                                                                          Page 4
NOTES

1. Results of operations for the period ended September 30, 2001, are not necessarily indicative of results to be expected for the year ending June 30, 2002. Certain amounts in prior year statements have been reclassified to conform to the current year's presentation.

2. Contingencies: At September 30, 2001, total exposure under guarantees issued for banking facilities of Brazilian farmers was approximately $50 million. Other contingent liabilities approximate $30 million. The Company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total contingent liability, including penalties and interest, approximates $18 million. The Company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the Company believes that the ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations. Although the Company does not expect any significant impact on fiscal year 2002 earnings, if the political situation in Zimbabwe were to deteriorate significantly, the Company's ability to recover its assets there could be impaired. The Company's equity in its net assets of subsidiaries was $37 million at June 30, 2001.

3.       Reportable Segment Data (in thousands)

      ------------------------------------------------------------------------------------------------------------
      Sales and other operating revenues
      ------------------------------------------------------------------------------------------------------------
      Three months ended September 30,                                                       2001            2000
      ------------------------------------------------------------------------------------------------------------
       Tobacco                                                                           $375,258        $402,245
       Lumber and building products                                                       126,189         129,662
       Agri-products                                                                      114,930         118,858
                                                                                   --------------- ---------------
             Consolidated total                                                          $616,377        $650,765
      ------------------------------------------------------------------------------------------------------------

      ------------------------------------------------------------------------------------------------------------
      Operating income
      ------------------------------------------------------------------------------------------------------------
      Three months ended September 30,                                                       2001             2000
      ------------------------------------------------------------------------------------------------------------
       Tobacco                                                                            $49,123          $46,780
       Lumber and building products                                                         7,825            7,650
       Agri-products                                                                        4,165            3,757
                                                                                   --------------- ----------------
       Total                                                                               61,113           58,187

       Less:   Corporate expenses                                                           4,978            4,902
               Equity in pretax earnings of unconsolidated affiliates                       1,313            1,349
                                                                                   --------------- ----------------
            Consolidated total                                                            $54,822          $51,936
      ------------------------------------------------------------------------------------------------------------

4.       Other data:
      ------------------------------------------------------------------------------------------------------------
      Three months ended September 30,                                                       2001            2000
      ------------------------------------------------------------------------------------------------------------
       Depreciation                                                                       $11,147         $10,744
       Amortization                                                                         1,244           1,609
      ------------------------------------------------------------------------------------------------------------


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